UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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VERSO CORPORATION
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This filing contains the following communication, which was distributed by Verso Corporation on January 7, 2020:

1.	Press Release, dated January 7, 2020

Verso Corporation Files Investor Presentation in Connection with 2019 Annual Meeting

Urges Stockholders to Vote FOR Pixelle Transaction, Verso’s Seven Nominees and in Accordance with Verso’s Recommendations on All Other Proposals

MIAMISBURG, Ohio – Jan. 7, 2020 /PRNewswire/ – Verso Corporation (NYSE: VRS) (“Verso” or the “Company”) today announced that it has filed a presentation with the U.S. Securities and Exchange Commission (“SEC”) in connection with the Company’s upcoming 2019 Annual Meeting of Stockholders (the “Annual Meeting”) on January 31, 2020. The presentation is available on the SEC’s website at www.sec.gov and at the “SEC Filings” section of the Company’s website at http://investor.versoco.com/sec-filings.

Highlights of the presentation include:

•	Verso has a track record of delivering strong financial results.
o	Verso’s stock has outperformed both its peer group and Russell 2000 Composite Index, with 49% appreciation over the last three years, versus 37% and 33%, respectively.
o	From 2017 to 2018, Verso increased its Adjusted EBITDA from $134 million to $296 million, driven by price and mix improvements.
o	From 2017 to 2018, Verso generated strong cash flow and successfully eliminated all of the Company’s long-term debt.
o	In late 2018, Verso made the difficult decision to close the Luke mill in order to manage capacity, moving higher margin products to other mills.
o	Verso has also managed SG&A costs to the lowest level of its peer group though process improvements and controls.

•	Verso has a highly qualified, conflict-free, diverse, and refreshed Board.
o	Verso has taken significant steps to refresh and diversify its Board of Directors to include a mix of industry and executive experience as well as a range of additional relevant expertise in, among other areas, finance, public company operations, corporate governance, manufacturing and distribution.
o	The Company conducted a comprehensive and thoughtful search process over the course of approximately a year and a half, assisted by leading executive search firms.
o	In November 2019, the Board added Nancy M. Taylor, a former chief executive officer of a publicly traded global manufacturer, and Randy J. Nebel, a respected pulp and paper executive with significant industry, financial and leadership experience.
o	In December 2019, the Board announced the nomination of Paula H. J. Cholmondeley and Dr. Robert Beckler, highly regarded paper and manufacturing executives, to stand for election at the Annual Meeting.
o	With Ms. Cholmondeley’s and Dr. Beckler’s nominations, four of six independent directors have been nominated for election at the Annual Meeting in the last eight weeks.
o	Following their election at the Annual Meeting, five of seven directors will have joined the Board in less than one year.
o	Verso is pursuing a majority voting standard through a proposal to be voted upon at the Annual Meeting, seeking to replace the existing standard established by Verso’s stockholders upon the Company’s emergence from Chapter 11 in July 2016.
o	Importantly, Board fees consist of a base retainer for each director, as well as Board Chair and committee Chair retainers. The Company has eliminated all supplemental Board fees. Director compensation and the Company’s peer group will be revisited following the Annual Meeting to consider the Company’s size after the Pixelle transaction.

•	Verso plans to return significant capital to stockholders following the Pixelle Transaction, and continues to execute a clearly defined and successful strategy.
o	As a result of the strategic review the Company launched in June 2019, Verso announced an agreement to sell our Androscoggin and Stevens Point Mills to Pixelle Specialty Solutions LLC (the “Pixelle Transaction”) for $400 million in order to prioritize graphics operations and maximize value for all stockholders.
o	Verso plans to return at least $225 million to stockholders. In order to most effectively maximize value of the return to stockholders, Verso’s Board, as disciplined stewards of the Company’s capital, will determine the method, timing and precise amounts of such returns promptly following the Pixelle Transaction closing after taking into account, among other things, the composition of the Company’s then existing stockholder base, relevant tax considerations and existing market conditions.
o	Verso is in the midst of a significant transformation to address the current headwinds in a challenging market. The Company continues to evolve with the macro environment and invest in capital projects with high risk adjusted returns to take advantage of market opportunities.
o	For example, in 2018, Verso invested $17 million in the Androscoggin mill conversion at a fraction of the cost and time that other companies have spent to achieve operational status. Without such a conversion, the Androscoggin mill would have likely been shut down at a cost of ~$55 million.

•	Atlas/Blue Wolf[1] is pursuing a self-serving agenda and offers no credible strategy or plan, and its nominees have serious conflicts of interest.
o	Atlas/Blue Wolf is engaging in a costly proxy contest as a result of its failed bidding process for Verso.
o	Two of Atlas/Blue Wolf’s nominees are directly conflicted, as one individual is affiliated with Twin Rivers Paper, a direct competitor of Verso and the very asset Atlas/Blue Wolf wants to merge with our Company.
o	The second nominee provides advisory services to Atlas/Blue Wolf, and has been a nominee in other Atlas/Blue Wolf proxy fight campaigns.
o	Atlas/Blue Wolf’s nominees add no incremental value to Verso’s Board slate, which already includes highly qualified and diverse paper industry executives who collectively have more than 150 years of relevant paper industry experience.

Verso stockholders are reminded that their vote is important, no matter how many or how few shares they own. The Company’s Board of Directors unanimously urges stockholders to protect the value of their investment by using the WHITE proxy card to vote “FOR” all of Verso’s director nominees: Dr. Robert K. Beckler, Paula H. J. Cholmondeley, Randy J. Nebel, Steven D. Scheiwe, Jay Shuster, Adam St. John and Nancy M. Taylor, and “FOR” the Pixelle Transaction.

The Board advises all stockholders to simply discard any proxy card or other proxy materials received from the Atlas Group.

1 Lapetus Capital II LLC (“Lapetus”, and together with its affiliates, “Atlas,” and BW Coated LLC and together with its affiliates, “Blue Wolf,” and, collectively with Atlas, “Atlas/Blue Wolf”)

If you have questions or need assistance in voting your WHITE proxy card please contact:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

proxy@mackenziepartners.com

(212) 929-5500

or

Toll-Free (800) 322-2885

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of specialty and graphic papers, packaging and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso’s long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso’s passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or “Exchange Act.” Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend” and other similar expressions. They include, for example, statements relating to our business and operating outlook; assessment of market conditions; and the growth potential of the industry in which we operate. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on us. Actual results could vary materially depending on risks and uncertainties that may affect us and our business. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the long-term structural decline and general softening of demand facing the paper industry; our exploration of strategic alternatives, including the possible sale or merger of our entire company or a material portion of our business and our ability to consummate any such strategic transactions, including the proposed sale of our Androscoggin Mill and Stevens Point Mill; the risk that the purchase agreement for the sale transaction would limit our ability to pursue other strategic alternatives to the sale transaction; the risk that the purchase agreement for the sale transaction might expose us to contingent liabilities; risks related to our ability to obtain stockholder approval for the sale transaction; the risk that the pending sale transaction could create unknown impacts on our future prospects; the risk that the amount of net proceeds that we would receive from the sale transaction is subject to uncertainties; the risk that stockholders are not guaranteed to receive any of the proceeds from the sale transaction; the risk that management could spend or invest the net proceeds from the sale transaction in ways against stockholders’ wishes; the risk that some of our executive officers might have interests in the sale transaction that might be in addition to, or different from, stockholders’ interests; the risk that our business following the sale transaction would be reduced and less diversified; the risk that we would be unable to compete with respect to certain specialty paper products for two years after the closing of the sale transaction; the risk that we may be unable to obtain governmental and regulatory approvals required for the sale transaction, or required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could cause the parties to abandon the sale transaction; the risk that an event, change or other circumstances could give rise to the termination of the sale transaction; the risk that failure to consummate the sale transaction might materially and adversely affect our business, financial condition and results of operation; the risk that a condition to closing of the sale transaction may not be satisfied; the risk that we would be required to pay a termination fee or expense reimbursement if the purchase agreement for the sale transaction is terminated under specified circumstances, which might discourage third parties from submitting an alternative proposal; the timing to consummate the sale transaction; the risk that any announcement relating to the sale transaction could have adverse effects on the market price of our common stock; the risk of and the outcome of any pending or threatened litigation related to the sale transaction or the Annual Meeting; the risk of disruption from the sale transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on transaction-related issues; our adoption of a limited duration stockholder rights plan and its ability to delay or discourage a merger, tender offer or change of control; negative effects of a proxy contest and the actions of activist stockholders; developments in alternative media, which have and are expected to continue to adversely affect the demand for some of our key products, and the effectiveness of our responses to these developments; intense competition in the paper manufacturing industry; our dependence on a small number of customers for a significant portion of our business; any additional closure and other restructuring costs; our limited ability to control the pricing of our products or pass through increases in our costs to our customers; changes in the costs of raw materials and purchased energy; negative publicity, even if unjustified; any failure to comply with environmental or other laws or regulations, even if inadvertent; legal proceedings or disputes; any labor disputes; our ability to continue to execute and implement our strategic plan; our initiatives to improve our financial and operational performance and increase our growth and profitability; our future operational and financial performance; the effect that the election of Atlas/Blue Wolf’s nominees to our board of directors will have on our execution of our long-term plan and long-term stockholder value; the future effect of our strategic plan on our probability, growth and stockholder return; and the potential risks and uncertainties described in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2018, as amended, Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Part II, Item 1A, “Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, and “Risk Factors Relating to the Sale Proposal” of our definitive proxy statement filed with the SEC on December 30, 2019, as such disclosures may be amended, supplemented or superseded from time to time by other reports we file with the SEC, including subsequent annual reports on Form 10-K and quarterly reports on Form 10-Q. We assume no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Additional Information and Where to Find It

In connection with the solicitation of proxies concerning the matters to be considered at the Annual Meeting, including the proposed sale transaction, the Company has filed a definitive proxy statement, WHITE proxy card and other materials with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER MATERIALS FILED WITH THE SEC CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING. Investors may obtain copies of these documents free of charge at the SEC’s website (www.sec.gov) and from the Company.

Participants in the Solicitation

The Company, its directors, executive officers and other persons related to the Company may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Annual Meeting, including the proposed sale transaction. Information about the directors and executive officers of the Company and their ownership of Company common stock is set forth in the definitive proxy statement for the Annual Meeting. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is also in the definitive proxy statement for the Annual Meeting and other relevant materials to be filed with the SEC when such materials become available.

Non-GAAP Financial Measures

This letter to stockholders contains certain non-GAAP measurements, including Adjusted EBITDA, that management believes are meaningful to investors because they provide useful perspective on underlying business trends (i.e., trends excluding non-recurring or unusual items) and results. EBITDA consists of earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items that we do not consider to be indicative of our ongoing performance. We use Adjusted EBITDA as a way of evaluating our performance relative to that of our peers and to assess compliance with our credit facilities. We believe that EBITDA and Adjusted EBITDA are non-GAAP operating performance measures commonly used in our industry that provide investors and analysts with measures of ongoing operating results, unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors. Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with Generally Accepted Accounting Principles (GAAP) and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income (loss), which are determined in accordance with GAAP. Reconciliations of non-GAAP measures to GAAP are provided below.

2017 to 2018 Adjusted EBITDA, (Dollars in millions)

	2017	2018	YoY Δ
Net income (loss)	$(30)	$171	$201
Income (loss) per share (basic and diluted):
Basic	$(0.87)	$4.97	$5.84
Diluted	$(0.87)	$4.88	$5.75
Gross margin (excl. D&A)	$211	$361	$150
Gross margin %	8.6%	13.5%	4.9%
Income tax expense (benefit)	(8)	-	8
Interest expense	38	33	(5)
Depreciation and amortization	115	111	(4)
EBITDA	$115	$315	$200
Restructuring charges	9	1	(8)
Non-cash equity award compensation	1	8	7
Post-reorganization costs	1	4	3
Countervailing duty settlement	-	(42)	(42)
(Gain) loss on sale or disposal of assets	3	(8)	(11)
Other severance costs	6	-	(6)
Strategic initiatives costs	3	5	2
Andro PM No. 3 startup costs	-	10	10
Extinguishment of NMTC obligation	(7)	-	7
Other items, net	3	3	-
Adjusted EBITDA	$134	$296	$162
Adjusted EBITDA Margin %	5.4%	11.0%	5.6%

For further information:

Media Contact:

Kathi Rowzie

Vice President, Communications and Public Affairs

(937) 528-3700

kathi.rowzie@versoco.com

or

Steve Frankel / Nick Lamplough / Ed Trissel

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Investor Contact:

(937) 528-3220

investor.relations@versoco.com

Additional Investor Contact:

Bob Marese

MacKenzie Partners, Inc.

212-929-5500